COMMON STOCK

NUMBER

AIM-________

COMMON STOCK

SHARES

________

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 00901B 105

**THIS IS TO CERTIFY THAT**

**IS THE OWNER OF**

FULLY PAID NON-ASSESSABLE SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE OF

**AIM IMMUNOTECH INC.**

A Delaware Corporation (the "Corporation")

The shares represented by this Certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof or by his duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the facsimile signatures of its duly authorized officers and has caused a facsimile of its corporate seal to be hereunto affixed.

Dated: By:

Peter Rodino, SECRETARY

Thomas Equels, PRESIDENT